EXCHANGE AGREEMENT

By, Between and Among

Titan Holdings, Inc.
and
Freedom Financial Mortgage Corporation
and
Rodney J. Sinn
and
Robin W. Hunt
and
Derrick Brooks
and
Tracey A. White
and
A. Dale Bloom

As of April __, 2006

5.1	Organization and Corporate Power	11
5.2	Due Authorization; Effect of Transaction	11
5.3	Capitalization	12
5.4	Subsidiaries	12
5.5	Litigation and Compliance with Laws	12
5.6	No Government Authorizations or Approvals Required	12
5.7	Continuing Representations	13

6.	COVENANTS AND AGREEMENTS	13
6.1	FFM's Covenants and Agreements Pending Closing	13

7.	CONDITIONS OF PURCHASER'S OBLIGATIONS	14
7.1	Opinion of FFM's and Shareholders' Counsel	14
7.2	No Opposition	14
7.3	Employment Agreements	14
7.4	Consulting and Non-Competition Agreement	14
7.5	Escrow Agreement	14
7.6	Permits, Etc.	14
7.7	Insurance	15
7.8	Representations and Covenants	15
7.9	Satisfaction of Counsel	15
7.10	Instruments of Transfer	15
7.11	Tax Waiver	15
7.12	Payments to Bank and Lender	15
7.13	Termination of Stock Purchase Agreement	15
7.14	Lock Up Agreement	15
7.15	Resignations	15
7.16	Diligence	16

8.	CONDITIONS OF FFM'S AND SHAREHOLDERS' OBLIGATIONS	16
8.1	Opinion of Purchaser's Counsel	16
8.2	Representations and Covenants	16
8.3	No Opposition	16
8.4	Employment Agreements	16
8.5	Consulting and Non-Competition Agreement	16
8.6	Escrow Agreement	16
8.7	Instruments of Transfer	16
8.8	Payments to Bank and Lender	16

9.	INDEMNIFICATION BY FFM AND SHAREHOLDERS	17
9.1	Indemnification	17
9.2	Notice of Claim	17
9.3	Set-Off or Reimbursement	18

9.4	Escrow Agreement	18

10.	NON-COMPETITION	18
10.1	Non-Competition	18
10.2	Saving Clause	19

11.	BROKERAGE FEE	19
12.	AMENDMENTS; WAIVERS	19
13.	ASSIGNMENT; SUCCESSORS AND ASSIGNS	20
14.	SEVERABILITY	20
15.	COUNTERPARTS	20
16.	SECTION AND OTHER HEADINGS	21
17.	NOTICES	21
18.	GENDER	22
19.	LAW TO GOVERN	22
20.	COURTS	22
21.	ARBITRATION	22

EXHIBITS

A	FFM SHARES TO SHARES
B	ESCROW AGREEMENT
C	OPINION LETTER OF COUNSEL FOR FFM AND SHAREHOLDERS
D	SINN EMPLOYMENT AGREEMENT
E	HUNT EMPLOYMENT AGREEMENT
F	SINN NON-COMPETITION AGREEMENT
G	HUNT NON-COMPETITION AGREEMENT
H	TERMINATION AGREEMENT
I	LOCK UP AGREEMENT
J	OPINION LETTER OF COUNSEL FOR PURCHASER

SCHEDULES

3.1	Jurisdictions
3.3	Financial Statements
3.6	Capitalization
3.9	Leases
3.10	Personal Property
3.11	Employment Arrangements
3.12	Material Contracts and Arrangements
3.14	Litigation and Compliance with Laws

3.15	Tax Returns
3.16	Trademarks, Licenses, etc.
3.17	Insurance Policies
3.23	Employment Benefit Plans
5.1	Titan Holdings Jurisdictions
5.3	Titan Holdings Capitalization
5.4	Subsidiaries

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (“Agreement”) is dated April __, 2006, by and among Titan Holdings, Inc., a Maryland corporation (“Purchaser”); Freedom Financial Mortgage Corporation, an Indiana corporation (“FFM”); Rodney J. Sinn, Robin W. Hunt, Tracey A. White and A. Dale Bloom, residents of Indiana, and Derrick Brooks, a resident of Florida (each a “Shareholder” and collectively, “Shareholders”).

RECITALS

Whereas, Shareholders own one hundred (100) shares of the common stock of FFM, which constitutes one hundred percent (100%) of the issued and outstanding shares of common stock of FFM (“FFM Shares”), as set forth in Exhibit A to this Agreement.

WHEREAS, the Parties hereto desire to enter into an agreement under the terms of which Shareholders will exchange all of its FFM Shares to the Purchaser, in exchange for [amount] shares of the Purchaser’s authorized and unissued common stock (the “Shares”). When issued, the Shares shall represent thirty five percent (35%) of the fully diluted issued common stock of the Purchaser.

WHEREAS, the parties hereto desire for the transaction set forth herein to qualify as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein and in consideration of the exchange by the Shareholders to the Purchaser of the FFM Shares, receipt of which is hereby acknowledged by the Purchaser, the parties agree as follows:

1.  BASIC TRANSACTION.

1.1 Exchange. The Shareholders agree to assign, transfer, and deliver to the Purchaser, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the FFM Shares, constituting 100% of the issued and outstanding shares of FFM, and the Purchaser agrees to acquire such shares by issuing and delivering to the Shareholders in exchange therefor an aggregate of 726,923 of the then issued and outstanding common stock of the Purchaser to the Shareholders.

2. CLOSING.

2.1 Closing. At the Closing, the Shareholders shall transfer to Purchaser the FFM Shares, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, preemptive rights, restrictions or any other interests or imperfections of title whatsoever, subject to the transfer restrictions of Rule 144 of the Securities Act of 1933. Said transfer shall be affected by delivery to Purchaser of the stock certificates representing the FFM Shares duly executed in blank or accompanied by duly executed stock powers in blank. If any Shareholder shall fail or refuse to deliver any of the FFM Shares, or any stock certificate or closing certificate or document required to be delivered by that Shareholder, at the Closing as provided herein, such default shall not relieve any other Shareholder of his obligations to comply fully with this Agreement, and the Purchaser, at its option and without prejudice to its rights against any such defaulting Shareholder or Shareholders, may (a) acquire only the FFM Shares which have been delivered to it, or (b) refuse to acquire any FFM Shares and thereby terminate all of its obligations hereunder to all the Shareholders, by delivery of written notice of termination and with no liability of the Purchaser to the non-defaulting Shareholders. The Shareholders acknowledge that the FFM Shares are unique and not otherwise available, and agree that, in addition to any other available remedies, Purchaser may seek any equitable remedies to enforce performance by the Shareholders hereunder, including, without limitation, an action for specific performance. If any Shareholder shall fail to perform his obligations under this Agreement at the Closing, no other Shareholder shall per se have any liability to Purchaser therefor. Subject to the transfer provisions of Rule 144 and the Escrow Agreement attached hereto as Exhibit B, the Purchaser shall issue to the Shareholders the Shares, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, preemptive rights, restrictions or any other interests or imperfections of title whatsoever.

2.2 Cooperation After Closing. The Shareholders will cooperate with Purchaser, at its request, on and after the Closing Date, in furnishing information, evidence, testimony, and other reasonable assistance in connection with any actions, proceedings, arrangements, or disputes relating to adjustment of federal income and other taxes of FFM for all periods prior to the Closing Date and in connection with any such other actions, proceedings, arrangements, or disputes involving FFM or based upon any of the FFM's contracts, agreements, acts, or omissions that were in effect or occurred on or prior to the Closing Date; provided, however, that the Shareholders shall be entitled to reimbursement for all reasonable expenses incurred in connection therewith; and provided, further, that if the Shareholders are not employed by the Purchaser or any of its parents, affiliates, subsidiaries, or successors, the Shareholders also shall be entitled to reasonable compensation for the time spent providing such assistance. Such amounts shall be determined in consultation with the Shareholders at the time.

The Shareholders, and of them, agree that he or she will, at any time and from time to time after the Closing Date, upon request of Purchaser, take or cause to be taken such further actions and execute and deliver or cause to be executed and delivered all such further documents as may be reasonably required to consummate the transactions contemplated hereby.

3. REPRESENTATIONS AND WARRANTIES OF FFM AND SHAREHOLDERS.

FFM and Shareholders jointly and severally represent and warrant, covenant and agree that:

3.1 Organization and Corporate Power. FFM is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases properties, conducts operations, or maintains a stock of goods, with full power and authority (corporate and other) to carry on the business in which it is engaged (a true and correct list of each such jurisdiction is set forth in Schedule 3.1 of the Disclosure Schedule) and to execute and deliver and carry out the transactions contemplated by this Agreement.

3.2 Due Authorization; Effect of Transaction. No provisions of the Certificate of Incorporation or By-Laws of FFM, or of any agreement, instrument, or understanding, or any judgment, decree, rule, or regulation, to which FFM is a party or by which FFM is bound, has been or will be violated by the execution and delivery by FFM of this Agreement or the performance or satisfaction of any agreement or condition herein contained upon its part to be performed or satisfied, and all requisite corporate and other authorizations for such execution, delivery, performance, and satisfaction have been duly obtained. Upon execution and delivery, this Agreement will be a legal, valid, and binding obligation of FFM and Shareholders, enforceable in accordance with its terms. FFM is not in default in the performance, observance, or fulfillment of any of the terms or conditions of its Articles of Incorporation or By-Laws.

3.3 Financial Statements. Except as set forth on the Schedule 3.3 of the Disclosure Schedule, FFM has delivered to the Purchaser its unaudited balance sheet ("Balance Sheet") as of February 28, 2006 (the "Interim Date"). In addition, the FFM has delivered to the Buyer all audited financial statements of the FFM for the periods ended December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005, certified by the FFM's Auditor (all of which financial statements are collectively referred to as "Interim Financial Statements"). The Interim Financial Statements and similar balance sheets and statements for periods subsequent to those covered by the Interim Financial Statements are hereinafter referred to as "Financial Statements." The FFM will continue to deliver quarterly unaudited financial statements to Buyer prior to the date of the Closing, promptly after the same are prepared by the FFM.

All of the Financial Statements are true, correct, and complete, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods (except as set forth in such notes or statements) and fairly present the financial condition of FFM and the results of its operations as at the dates thereof and throughout the periods covered thereby. The Financial Statements reflect or provide for all claims against, and all debts and liabilities of, FFM, fixed or contingent, as at the dates thereof, and there has not been any change between the date of the most recent Financial Statements and the date of this Agreement that has materially or adversely affected the business or properties or condition or prospects, financial or other, or results of operations of FFM, and no fact or condition exists or is contemplated or threatened, which might cause any such change at any time in the future.

3.4 Accounts Receivable. Subject to the bad debt reserve shown in the Financial Statements, all customer and trade notes and accounts receivable owned by FFM on the date of the most recent balance sheet included in the Financial Statements are fully collectible in the aggregate, to the extent of the aggregate face value thereof as indicated on such balance sheet.

3.5 Liabilities. FFM has no liabilities of any nature, whether absolute, contingent, or otherwise, except as set forth in the most recent balance sheet included in the Financial Statements, other than liabilities subsequently incurred in the ordinary course of business. FFM is not in breach or default or in arrears in respect of the terms or conditions of any such liabilities and no waiver or forbearance has been granted by any holder of any such liability with respect to any such liability.

3.6 Capitalization. . The authorized capital stock of FFM consists of one thousand (1,000) shares of common stock, having a par value of ....... dollars ($.......) per share, of which one hundred (100) shares are issued and outstanding. The FFM Shares has been duly and validly authorized, and is duly and validly issued, fully paid and non-assessable. Except as set forth on Schedule 3.6 of the Disclosure Schedule, the FFM Shares are free and clear of any and all claims, liens, pledges, charges, encumbrances, mortgages, security interests, options, preemptive or other rights, restrictions on transfer, or other interests or equities or imperfections of title whatsoever. There are no other equity securities of FFM outstanding on the date hereof and there are no existing warrants, preemptive or other rights, options, calls, commitments, conversion privileges, or other agreements (all of the foregoing being collectively called "Options") obligating FFM to issue any or all of its authorized and unissued capital stock, or any security convertible into and/or exchangeable for capital stock of the FFM. The FFM has no capital stock of any class authorized or outstanding except as identified herein. The FFM Shares represent one hundred percent (100%) of the issued and outstanding capital stock of the FFM. To the Best Knowledge of the Shareholders, the FFM Shares and Options issued to date by the FFM or any subsidiary were issued in transactions exempt from registration under the federal Securities Act of 1933, as amended (the "Securities Act") and under applicable state securities or Blue Sky laws (the "State Laws"). To the Best Knowledge of the Sellers, none of said corporations has or will have violated the Securities Act or the State Laws in connection with the issuance of any shares of capital stock or other securities from the date of incorporation through the Closing Date.

3.7 Dividends and Distributions. From the end of its most recent fiscal year to the date hereof FFM has not declared or paid any dividend or declared or made any distribution whatsoever to its Shareholders, either in cash, stock, or other property, through purchases or redemptions of stock or otherwise.

3.8 Subsidiaries. FFM does not own, directly or indirectly, any of the capital stock of any corporation, association, trust or similar entity, any interest in the equity of any partnership or similar entity, any share in any joint venture, or any other equity or proprietary interest in any entity or enterprise, however organized and however such interest may be denominated or evidenced.

3.9 Leases. The leases listed and described in Schedule 3.9 of the Disclosure Schedule constitute all the leases of real or personal property under which FFM is bound or to which FFM is a party. Each lease listed in Schedule 3.9 of the Disclosure Schedule is valid, binding, subsisting, and enforceable in accordance with its terms, and neither FFM nor any landlord or lessor is in default or in arrears in the performance or satisfaction of any agreement or condition on its part to be performed or satisfied thereunder, and no waiver or indulgence has been granted by any of the landlords or lessors under those leases. FFM is not the landlord or lessor under any leases of real or personal property.

3.10 Personal Properties. FFM owns and has good and marketable title to all the tangible and intangible personal property and assets, other than the leaseholds referred to in the Schedule 3.10 of the Disclosure Schedule, reflected upon the most recent balance sheet included in the Financial Statements or used by FFM in its business if not so reflected, free and clear of all mortgages, liens, encumbrances, equities, claims, and obligations to other persons, of whatever kind and character, except as set forth in Schedule 3.10 of the Disclosure Schedule. Schedule 3.10 of the Disclosure Schedule contains an identification of certain major items of fixed assets and machinery and equipment. None of the fixed assets and machinery and equipment is subject to contracts of sale, and none is held by FFM as lessee or as conditional sales vendee under any lease or conditional sales contract and none is subject to any title retention agreement, except as set forth in Schedule 3.10 of the Disclosure Schedule. The fixed assets and machinery and equipment, taken as a whole, are in a state of good repair and maintenance and are in good operating condition; inventory is up to normal commercial standards and no inventory that is obsolete or unmarketable is reflected in the most recent balance sheets included in the Financial Statements. All items included in such inventory are covered on the books of FFM, and are valued on the Financial Statements at the lower of cost or market and, in any event, at not greater than their net realizable value, on an item by item basis. Upon the sale, assignment, transfer, and delivery of the Assets to Purchaser hereunder, there will be vested in Purchaser good and marketable title to the tangible and intangible personal property constituting a part thereof, free and clear of all mortgages, liens, encumbrances, equities, claims, and obligations to other persons, of whatever kind and character, except for the rights of third persons arising under contracts for the sale of inventory in the ordinary course of business, each of which is listed in Schedule 3.10 of the Disclosure Schedule.

3.11 Employment Arrangements. Except as set forth in Schedule 3.11 of the Disclosure Schedule, FFM has no obligation, contingent or otherwise, under any employment agreement, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, deferred compensation agreement, retainer or consulting arrangements, pension or retirement plan, bonus or profit-sharing plan, stock option or purchase plan, or other employee contract or non-terminable arrangement (whether or not that arrangement imposes a penalty for termination), group life, health, medical or hospitalization insurance plan or program, or other employee or fringe benefit plan, including vacation plans or programs and sick leave plans or programs. Schedule 3.11 of the Disclosure Schedule sets forth the basis of funding, and the current status of, any past service liability with respect to any such plan or agreement. Except as set forth on Schedule 3.11 of the Disclosure Schedule, FFM or its employees are not now and for the past five years have not been subject to or involved in or, to the best of FFM's knowledge, threatened with any union elections, petitions therefor or other organizational activities. FFM has performed all obligations required to be performed under all such agreements, plans, and arrangements and is not in breach of or in default or arrears under the terms thereof.

3.12 Material Contracts and Arrangements. Except as set forth in Schedule 3.12 of the Disclosure Schedule, FFM has no contract or arrangement, including, without limitation, any commitments or obligations, contingent or otherwise, under any contract or arrangement (i) for the purchase or sale of supplies, services or other items in excess of $2,500 in any one instance, (ii) for the purchase, sale or lease of any equipment or machinery, (iv) for the performance of service for others in excess of $5,000 in any one instance, or (iv) extending beyond December 31, 2008. All contracts of less than $5,000 do not in the aggregate exceed $10,000. Each of such contracts and arrangements is valid, binding, subsisting, and enforceable in accordance with its terms and FFM has performed all obligations required to be performed under any such contract or arrangement and is not in breach or default or in arrears in any material respect or in any other respect that would permit the other party to cancel such contract or arrangement under the terms thereof. To the best knowledge of Shareholders after due inquiry, each of the contracts, if any, set forth in Schedule 3.12 of the Disclosure Schedule calling for the performance of services can be satisfied or performed by FFM without any loss to it.

3.13 Ordinary Course of Business. FFM, from the date of the balance sheet contained in the most recent Financial Statements to the date hereof,

(a) has operated its business in the normal, usual, and customary manner in the ordinary and regular course of business;

(b) has not sold or otherwise disposed of any of its properties or assets, other than inventory sold in the ordinary course of business;

(c) except in each case in the ordinary course of business,

(i) has not amended or terminated any outstanding lease, contract, or agreement,

(ii) has not incurred any obligations or liabilities (fixed, contingent, or other), and

(iii) has not entered any commitments;

(d) has not made any transactions outside the ordinary course of business in its inventory or any additions to its property or any purchases of machinery or equipment, except for normal maintenance and replacements;

(e) has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts then existing or thereafter entered into in the ordinary course of business, and commitments under leases existing on that date or incurred since that date in the ordinary course of business;

(f) has not mortgaged, pledged, or subjected to lien or any other encumbrances, any of its assets, tangible or intangible;

(g) has not sold or transferred any tangible asset or cancelled any debts or claims except in each case in the ordinary course of business;

(h) has not sold, assigned, or transferred any patents, trademarks, trade names, trade secrets, copyrights, or other intangible assets;

(i) has not increased the compensation payable or to become payable to any of its officers, employees, or agents;

(j) has not suffered any material damage, destruction, or loss (whether or not covered by insurance) or any acquisition or taking of property by any governmental authority;

(k) has not waived any rights that individually or in the aggregate exceed $5,000;

(l) has not experienced any organized work stoppage or industrial action; or

(m) has not entered into any other transaction or transactions that individually or in the aggregate are material to FFM, other than in the ordinary course of business.

3.14 Litigation and Compliance with Laws. Schedule 3.14 of the Disclosure Schedule contains a brief description of all litigation or legal or other actions, suits, proceedings, or investigations, at law or in equity or admiralty, or before any federal, state, municipal, or other governmental department (including, without limitation, the National Labor Relations Board), commission, board, agency, or instrumentality, domestic or foreign, in which FFM or any of its officers or directors, in such capacity, is engaged, or, to the knowledge and belief of FFM and Shareholders, with which FFM or any of its officers or directors is threatened in connection with the business or affairs or properties or assets of FFM. FFM is and at all times since its inception has been in compliance with all laws and governmental rules and regulations, domestic and foreign, and all requirements of insurance carriers, applicable to its business or affairs or properties or assets, including, without limitation, those relating to environmental protection, water or air pollution, and similar matters.

3.15 Tax Returns. FFM has filed, in accordance with applicable law, all federal, state, county, and local income and franchise tax returns and all real and personal property tax returns that are required to be filed, and the provision for taxes shown on the most recent balance sheet included in the Financial Statements is sufficient to satisfy all taxes of any kind of FFM, including interest and penalties in respect thereof, whether disputed or not, and whether accrued, due, absolute, deferred, contingent, or other for all periods ended on or prior to the date of such balance sheet. As of the date hereof no tax liabilities have been assessed or proposed that remain unpaid, and FFM has not signed any extension agreement with the Internal Revenue Service or any state or local taxing authority. FFM has paid all taxes that have become due pursuant to such returns and has paid all installments of estimated taxes due. All taxes and other assessments and levies that FFM is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable. From the end of its most recent fiscal year to the date hereof FFM has not made any payment of or on account of any federal, state, or local income, franchise, or any real or personal property taxes, except as set forth in Schedule 3.15 of the Disclosure Schedule. Neither FFM nor Shareholders is aware of any basis upon which any assessment for a material amount of additional federal income taxes could be made. The information shown on the federal income tax returns of FFM heretofore delivered to Purchaser is true, accurate, and complete and fairly presents the information purported to be shown.

3.16 Trademarks, Licenses, Etc. Schedule 3.16 of the Disclosure Schedule sets forth all of the trademarks, trade names, service marks, patents, copyrights, registrations, or applications with respect thereto, and licenses or rights under them owned, used, or intended to be acquired or used by FFM, and, to the extent indicated in Schedule 3.16 of the Disclosure Schedule, they have been duly registered in such offices as are indicated therein. FFM is the sole and exclusive owner of the trademarks, trade names, service marks, and copyrights, the holder of the full record title to the trademark registrations and the sole owner of the inventions covered by the patents and patent applications, all as set forth in Schedule 3.16 of the Disclosure Schedule; FFM has the sole and exclusive right, to the extent listed in Schedule 3.16 of the Disclosure Schedule, to use such trademarks, trade names, service marks, patents and copyrights, and, except to the extent set forth on Schedule 3.16 of the Disclosure Schedule, all of them are free and clear of any mortgages, liens, encumbrances, equities, licenses, claims, and obligations to other persons of whatever kind and character.

3.17 Insurance Policies. The insurance policies listed and described briefly in Schedule 3.17 of the Disclosure Schedule constitute all of the policies in force and effect in respect of the business, properties and assets, including, without limitation, insurance on personnel, of FFM. FFM is not in default under any such policy. The insurance policies so listed and identified are sufficient in nature, scope, and amounts to insure adequately (and, in any event, in amounts sufficient to prevent FFM from becoming a co-insurer within the terms of such policies) the business, properties, and assets of FFM. FFM has not been refused insurance by any insurance carrier to which it has applied for insurance.

3.18 Extraordinary Events. From the end of its most recent fiscal year to the date hereof, neither the business nor properties nor condition, financial or other, nor results of operations of FFM have been materially and adversely affected in any way as the result of any fire, explosion, accident, casualty, labor disturbance, requisition, or taking of property by any governmental body or agency, flood, embargo, or Act of God or the public enemy, or cessation, interruption, or diminution of operations, whether or not covered by insurance.

3.19 Adverse Restrictions. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not events that of themselves or with the giving of notice or the passage of time or both, could constitute, on the part of FFM, a violation of or conflict with or result in any breach of, or default under the terms, conditions, or provisions of, any judgment, law, or regulation, or of the Certificate of Incorporation or By-Laws of FFM, any agreement or instrument to which FFM is a party or by which it is bound, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever on the property or assets of FFM and no such event of itself or with the giving of notice or the passage of time or both will result in the acceleration of the due date of any obligation of FFM.

3.20 Material Information. Neither the Financial Statements nor this Agreement (including the Schedules and Exhibits hereto) nor any certificate or other information or document furnished or to be furnished by either FFM or Shareholders to Purchaser contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

3.21 Certain Transactions. None of the officers, directors, or employees of FFM is presently a party to any transaction with FFM (other than for services as officers, directors, and employees), including, without limitation, any contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director, any such employee, any member of a family of any officer, director, or such employee or any corporation, partnership, trust, or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, or partner.

3.22 No Governmental Authorizations or Approvals Required. No authorization or approval of, or filing with, any governmental agency, authority, or other body will be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.23 Employee Benefit Plans.

Schedule 3.23 of the Disclosure Schedule contains a true, correct, and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance disability, bonus, vacation pay, severance pay, and other similar plans, programs, or agreements, and every material personnel policy, whether reduced to writing or not, relating to any persons employed by FFM and maintained at any time by FFM or by any other member (hereinafter, "Affiliate") of a controlled group of corporations, group of trades, or businesses under common control or affiliated service group that includes FFM (as defined for purposes of Section 414(b), (c), and (m) of the Code) (collectively, the "Plans"). FFM has made available to Purchaser true, correct, and complete copies of all Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract, or other funding instrument, and true, correct, and complete written summaries of those that have not been reduced to writing. For each "defined benefit plan," FFM has made available a copy of the latest annual actuarial report, and for all Plans the latest Forms 3300. Except as set forth on Schedule 3.23 of the Disclosure Schedule, neither FFM nor any Affiliate has any obligation or other employee benefit plan liability under applicable law; nor has FFM or any Affiliate ever been obligated to contribute to any "multi-employer plan," as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither FFM nor any Affiliate has incurred any "withdrawal liability" calculated under Section 4211 of ERISA and there has been no event or circumstance that would cause them to incur any such liability. Neither FFM nor any Affiliate has ever maintained a Plan providing health or life insurance benefits to former employees. No plan previously maintained by FFM or its Affiliates that was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of Subtitle C has occurred with respect to any such Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred. For each Plan, FFM and every Affiliate are in compliance with all requirements prescribed by all statutes, regulations, orders, or rules currently in effect, and they have in all respects performed all obligations required to be performed by them. Neither FFM nor any Affiliate, nor any of their directors, officers, employees, or agents, nor any trustee or administrator of any trust created under the Plans, have engaged in or been a party to any "prohibited transaction" as defined in Section 4973 of the Code and Section 406 of ERISA that could subject FFM or Purchaser or their affiliates, directors, or employees or the Plans or the trusts relating thereto or any party dealing with any of the Plans or trusts to any tax or penalty on "prohibited transactions" imposed by Section 4973 of the Code. Except as set forth on Schedule 3.23 of the Disclosure Schedule, neither the Plans nor the trusts created thereunder have incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived.

Each Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Section 301(a) of the Code; copies of all determination letters have been delivered to Purchaser; and nothing has occurred since the date of such determination letters that might cause the loss of such qualification or exemption. For each funded Defined Benefit Plan, the present value of the actuarial accrued liability, determined on a plan termination basis, does not exceed the fair market value of the assets held under such Plan, and there is no unpaid contribution for any Plan year ended prior to the Closing Date as required under Section 412 of the Code. For each Plan that is a qualified profit sharing or stock bonus plan, all employer contributions accrued for plan years ending prior to the Closing Date under the Plan terms and applicable law have been made.

Except as set forth on Schedule 3.23 of the Disclosure Schedule, all of the liabilities with respect to all of the Plans are accurately reflected in FFM's Financial Statements and FFM's Balance Sheet.

3.24 Continuing Representations. The representations and warranties of FFM and Shareholders herein contained (a) relating to non-tax matters shall survive the Closing for a period of three (3) years and (b) relating to tax matters shall survive the Closing for the applicable statute of limitations.

4. REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF SHAREHOLDERS.

Each Shareholder hereby warrants and represents, on and as of the date of this Agreement and the Closing Date, as follows:

4.1 Due Authorization; Effect of Transaction. Each Shareholder has and will have at the Closing, full, lawful power and authority to enter into and to carry out the terms of this Agreement. This Agreement, when executed and delivered, shall constitute the legal and binding obligations of each Shareholder, enforceable against each Shareholder in accordance with their respective terms.

4.2 Acquisition for Own Account; No Registration. Each Shareholder is acquiring the Shares for his own account, for investment, and not with a view to the distribution thereof in violation of the federal Securities Act or of the State Laws. Each Shareholder understands that the Shares have not been registered under the Securities Act each or the State Laws, and that the Shares must be held by each Shareholder indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable State Laws or is exempt from registration.

4.3 No Financial Representations. Neither the Purchaser nor each Shareholder has made any representation or warranty with respect to the future profitability or financial prospects of the Purchaser after the Closing Date.

4.4 Continuing Representations. The foregoing representations, warranties and agreements by each Shareholder shall remain operative and in full force and effect regardless of any investigation made or which could be made by, or on behalf of, any Shareholder, and shall be true as of the Closing Date with the same effect as though made at, and as of, such Closing Date, and shall survive such Closing Date without limitation.

5. REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF PURCHASER.

Purchaser represents and warrants, covenants and agrees that:

5.1 Organization and Corporate Power. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases properties, conducts operations, or maintains a stock of goods, with full power and authority (corporate and other) to carry on the business in which it is engaged (a true and correct list of each such jurisdiction is set forth in Schedule 5.1 of the Disclosure Schedule) and to execute and deliver and carry out the transactions contemplated by this Agreement.

5.2 Due Authorization; Effect of Transaction. No provision of Purchaser's Certificate of Incorporation or By-Laws, or of any agreement, instrument, or understanding, or any judgment, decree, rule, or regulation, to which Purchaser is a party or by which it is bound, has been, or will be violated by the execution by Purchaser of this Agreement or the performance or satisfaction of any agreement or condition herein contained upon its part to be performed or satisfied, and all requisite corporate and other authorizations for such execution, delivery, performance, and satisfaction have been duly obtained. Upon execution and delivery, this Agreement will be a legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms. Purchaser is not in default in the performance, observance, or fulfillment of any of the terms or conditions of its Certificate of Incorporation or By-Laws.

5.3 Capitalization. The authorized capital stock of the Purchaser consists of one hundred fifty million (150,000,000) shares of common stock, having a par value of $0.0001 per share, of which one million five hundred thousand (1,500,000) shares are issued and outstanding, and ten million (10,000,000) shares of preferred stock, having a par value of $0.001 per share, of which none are issued and outstanding. The Shares have been duly and validly authorized, and is duly and validly issued, fully paid and non-assessable. Except as set forth on Schedule 5.3 of the Disclosure Schedule, the Shares are free and clear of any and all claims, liens, pledges, charges, encumbrances, mortgages, security interests, options, preemptive or other rights, restrictions on transfer, or other interests or equities or imperfections of title whatsoever. There are no other equity securities of FFM outstanding on the date hereof and there are no existing warrants, preemptive or other rights, options, calls, commitments, conversion privileges, or other agreements (all of the foregoing being collectively called "Purchaser Options") obligating FFM to issue any or all of its authorized and unissued capital stock, or any security convertible into and/or exchangeable for capital stock of the FFM. The FFM has no capital stock of any class authorized or outstanding except as identified herein. The Shares represent one hundred percent (100%) of the issued and outstanding capital stock of the FFM. To the Best Knowledge of the Shareholders, the Shares and Options issued to date by the FFM or any subsidiary were issued in transactions exempt from registration under the Securities Act and under applicable state securities or the State Laws. To the Best Knowledge of the Sellers, none of said corporations has or will have violated the Securities Act or the State Laws in connection with the issuance of any shares of capital stock or other securities from the date of incorporation through the Closing Date.

5.4 Subsidiaries. Except as set forth in Schedule 5.4 of the Disclosure Schedule, Purchaser does not own, directly or indirectly, any of the capital stock of any corporation, association, trust or similar entity, any interest in the equity of any partnership or similar entity, any share in any joint venture, or any other equity or proprietary interest in any entity or enterprise, however organized and however such interest may be denominated or evidenced.

5.5 Litigation and Compliance with Laws. The Purchaser has not been involved in any litigation or legal or other actions, suits, proceedings, or investigations, at law or in equity or admiralty, or before any federal, state, municipal, or other governmental department (including, without limitation, the National Labor Relations Board), commission, board, agency, or instrumentality, domestic or foreign, in which Purchaser or any of its officers or directors, in such capacity, is engaged, or, to the knowledge and belief of Purchaser, with which Purchaser or any of its officers or directors is threatened in connection with the business or affairs or properties or assets of Purchaser. Purchaser is and at all times since its inception has been in compliance with all laws and governmental rules and regulations, domestic and foreign, and all requirements of insurance carriers, applicable to its business or affairs or properties or assets, including, without limitation, those relating to environmental protection, water or air pollution, and similar matters.

5.6 No Governmental Authorizations or Approvals Required. No authorization or approval of, or filing with, any governmental agency, authority, or other body will be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.7 Continuing Representations. The representations and warranties of Purchaser herein contained (a) relating to non-tax matters shall survive the Closing for a period of three (3) years and (b) relating to tax matters shall survive the Closing for the applicable statute of limitations.

6. COVENANTS AND AGREEMENTS.

6.1 FFM's Covenants and Agreements Pending Closing. FFM, from the date hereof to the Closing Date,

(a) will operate its business in the normal, usual, and customary manner in the ordinary and regular course of business;

(b) will not sell or otherwise dispose of any of its properties or assets, other than inventory of finished goods sold in the ordinary course of business;

(c) except in each case in the ordinary course of business,

(i) will not amend or terminate any outstanding lease, contract, or agreement,

(ii) will not incur any obligations or liabilities (fixed, contingent, or other), and

(iii) will not enter into any commitments;

(d) will not make any unusual transactions in its inventory or any additions to its property or any purchases of machinery or equipment, except for normal maintenance and replacements;

(e) will not discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts now existing or hereafter entered into in the ordinary course of business, and commitments under leases now existing;

(f) will not mortgage, pledge, or subject to lien or any other encumbrances, any of its assets, tangible or intangible unless such mortgage, pledge, lien, or encumbrance is discharged before the Closing;

(g) will not sell or transfer any tangible asset or cancel any debts or claims except in each case in the ordinary course of business;

(h) will not sell, assign, or transfer any patents, trademarks, trade names, trade secrets, copyrights, or other intangible assets;

(i) will not increase the compensation payable or to become payable to any of its officers, employees, or agents;

(j) will not suffer any material damage, destruction, or loss (whether or not covered by insurance) or any acquisition or taking of property by any governmental authority;

(k) will not waive any rights of substantial value; or

(l) will not enter into any other transaction or transactions that individually or in the aggregate are material to FFM.

7. CONDITIONS OF PURCHASER'S OBLIGATIONS.

The obligations of Purchaser hereunder are subject to the fulfillment to the reasonable satisfaction of the Purchaser, prior to or at the Closing, of each of the following conditions:

7.1 Opinion of FFM's Counsel. FFM shall have furnished Purchaser with an opinion, dated the Closing Date, of Burt, Blee, Dixon, Sutton & Bloom, counsel for FFM, substantially in the form set forth in Exhibit C.

7.2 No Opposition. No suit, action, or proceeding shall be pending or threatened at any time prior to or on the Closing Date before or by any court or governmental body (a) seeking to restrain or prohibit, or to obtain damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; or (b) that might materially and adversely affect the business or properties or condition, financial or other, or results of operations of FFM.

7.3 Employments Agreements. Rodney J. Sinn (“Sinn”) and Robin W. Hunt (“Hunt”) shall have executed and delivered to Purchaser Employment Agreements, in substantially the form of Exhibit D and Exhibit E, hereto.

7.4 Non-Competition Agreement. Sinn and Hunt shall have executed and delivered to Purchaser Non-Competition Agreements, in substantially the form of Exhibit F and Exhibit G, hereto.

7.5 Escrow Agreement. The Shareholders shall have executed and delivered to the Purchaser an Escrow Agreement, in substantially the form of Exhibit B, hereto.

7.6 Permits, Etc. FFM shall have assigned to Purchaser, or Purchaser shall have obtained, all such permits, licenses, approvals, authorizations, variances, agreements, and warranties from federal, state, and local governmental authorities, which Purchaser shall, in the exercise of its sole discretion, deem necessary or desirable for the operation by Purchaser of the businesses of FFM after the Closing.

7.7 Insurance. FFM shall have obtained appropriate binders or consents as to policies of insurance to be assigned to Purchaser hereunder.

7.8 Representations and Covenants. The representations and warranties of FFM and Shareholders contained in this Agreement or otherwise made in writing by it or him or on its or his behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date; each and all of the covenants, agreements, and conditions to be performed or satisfied by FFM or Shareholders hereunder at or prior to the Closing Date shall have been duly performed or satisfied; and FFM and Shareholders shall have furnished Purchaser with such certificates and other documents evidencing the truth of such representations and warranties and the performance and satisfaction of such covenants, agreements, and conditions as Purchaser shall have reasonably requested.

7.9 Satisfaction of Counsel. The validity of all transactions herein mentioned, as well as the form and substance of all opinions, bills of sale, assignments, deeds, stock powers, certificates, documents, and other instruments hereunder, shall be satisfactory in all reasonable respects to Weintraub Law Group PC, counsel to Purchaser.

7.10 Instruments of Transfer. The Shareholders shall have delivered to Purchaser the FFM Shares by delivery to Purchaser of the stock certificates representing the FFM Shares duly executed in blank or accompanied by duly executed stock powers in blank.

7.11 Tax Waiver. FFM shall have received copies of a waiver of lien certificate from the appropriate tax authorities of all applicable jurisdictions (other than the U.S. Internal Revenue Service).

7.12 Payments to Bank and Lender. All obligations of FFM to those parties set forth in Schedule 7.12 of the Disclosure Schedule shall have been paid in full, a new loan in the amount of $[amount] with [name of institution] shall be in place, and each party set forth on Schedule 7.12 of the Disclosure Schedule shall have released all security interests it may have in the property owned by FFM.

7.13 Termination of Stock Purchase Agreement. The Termination Agreement of the Stock Purchase Agreement between FFM and it Shareholders shall be executed and delivered to the Purchaser, substantially in the form set forth in Exhibit H, hereto.

7.14 Lock-up Agreement. The Shareholders shall have executed and delivered a Lock-Up Agreement, substantially in the form set forth in Exhibit I, hereto.

7.15 Resignations. Derrick Brooks, Tracey A. White and A. Dale Bloom shall have submitted their resignations as officers and directors effective on or before the Closing Date.

7.16 Diligence. Purchaser shall have completed its diligence review of the business, properties, assets, and liabilities of FFM, with results satisfactory to Purchaser.

8. CONDITIONS OF FFM'S AND SHAREHOLDERS’ OBLIGATIONS.

The obligations of FFM and Shareholders hereunder are subject to the fulfillment to the reasonable satisfaction of FFM and Shareholders prior to or at the Closing of each of the following conditions:

8.1 Opinion of Purchaser's Counsel. Purchaser shall have furnished FFM and Shareholders with an opinion, dated the Closing Date, of Weintraub Law Group PC, counsel for Purchaser, in the firm set forth in Exhibit J, hereto.

8.2 Representations and Covenants. The representations and warranties of Purchaser contained in this Agreement or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date; each of the covenants, agreements, and conditions to be performed or satisfied by Purchaser hereunder at or prior to the Closing Date shall have been duly performed or satisfied; and Purchaser shall have furnished FFM and Shareholders with such certificates or other documents evidencing the truth of such representations and warranties and the performance and satisfaction of such covenants, agreements, and conditions as FFM and Shareholders shall have reasonably requested.

8.3  No Opposition. No suit, action, or proceeding shall be pending or threatened on the Closing Date before or by any court or governmental authority seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

8.4 Employments Agreements. FFM shall have executed and delivered to Sinn and Hunt Employment Agreements, in substantially the form of Exhibit D and Exhibit E, hereto.

8.5 Non-Competition Agreement. FFM shall have executed and delivered to Sinn and Hunt Non-Competition Agreements, in substantially the form of Exhibit F and Exhibit G, hereto.

8.6 Escrow Agreement. The Purchaser shall have executed and delivered to the Shareholders an Escrow Agreement, in substantially the form of Exhibit B, hereto.

8.7 Instruments of Transfer. Purchaser shall have delivered to Shareholders the Shares by delivery to Shareholders of the stock certificates representing the Shares.

8.8 Payments to Bank and Lender. All obligations of FFM to those parties set forth in Schedule 7.12 of the Disclosure Schedule shall have been paid in full, a new loan in the amount of $[amount] with [name of institution] shall be in place, and each party set forth on Schedule 7.12 of the Disclosure Schedule shall have released all security interests it may have in the property owned by FFM.

9. INDEMNIFICATION BY FFM AND SHAREHOLDERS.

9.1 Indemnification.

(a) FFM, Rodney J. Sinn and Robin W. Hunt (collectively, the "Selling Parties") hereby agree jointly and severally to indemnify, defend, and hold Purchaser and its Affiliates (collectively with Purchaser, the "Purchasing Parties") harmless from and against the amount of any actual (or potential in the case of any litigation or claims by any person not a party to this Agreement) damage, loss, cost, or expense (including reasonable attorneys' fees and settlement costs) to Purchasing Parties ("Loss") occasioned or caused by, resulting from, or arising out of:

(i) Any failure by a Selling Party to perform, abide by, or fulfill any of the agreements, covenants, or obligations set forth in or entered into, in connection with this Agreement to be so performed or fulfilled by such Selling Party.

(ii) Any material inaccuracy in or breach of any of the representations or warranties set forth in this Agreement, or any certificate or Schedule or other writing furnished pursuant hereto.

(iii) Any failure on the part of Purchaser to withhold from the Purchase Price any amount due by either FFM to any governmental authority or other person that results in a loss to Purchaser.

(iv) Any claim, known or unknown, arising out of or by virtue of or based upon any liability or obligation of FFM.

(v) Any claim, known or unknown, arising out of or by virtue of or based upon any contract or agreement.

(vi) Any liability or obligation for any tort or any breach or violation of any contractual, quasi-contractual, legal, fiduciary, or equitable duty by any Selling Party, whether before, at, or after the Closing.

The amount of any Loss shall be the amount of cash reimbursement or set-off that, when received by the Purchasing Party or Purchasing Parties incurring such loss, shall place such Purchasing Party or Purchasing Parties in the same financial position it or they would have been in if such Loss has not occurred.

9.2 Notice of Claim. Purchasing Parties shall give prompt written notice to Selling Parties of any claim (actual or threatened) or other event that in the judgment of either Purchasing Party might result or has resulted in a Loss by a Purchasing Party hereunder, and Selling Parties shall have the right to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Selling Parties, who shall conduct the defense of such claim (actual, threatened, or asserted) or litigation, shall be reasonably satisfactory to the Purchasing Parties, and Purchasing Parties may participate in such defense at their expense, and provided, further, that the omission by Purchasing Parties to give notice as provided herein shall not relieve Selling Parties of their obligations hereunder except to the extent that the omission results in a failure of actual notice to the Selling Parties and Selling Parties are damaged solely as a result of the failure to give notice. No Selling Party, in the defense of any such claim or litigation, shall, except with the consent of each Purchasing Party, consent to the entry of any judgment or decree or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to Purchasing Parties of a release from all liability in respect to such claim or litigation, and no Selling Party shall have liability with respect to any payment made by a Purchasing Party in connection with the settlement, satisfaction, or compromise of any claim unless the Selling Parties shall have approved thereof in advance in writing, which approval shall not unreasonably be withheld or delayed. If the Purchasing Parties shall not have received notice that the Selling Parties shall assume the defense of such claim within twenty (20) days after the notice is sent to the Selling Parties of the existence of such claim, the Purchasing Parties shall be free to proceed with the defense of such claim. Each such notice shall be accompanied (or followed as promptly as is reasonably practicable after the amount of such Loss becomes determinable) by a certificate signed by the President of Purchaser, and setting forth in reasonable detail the calculation of the amount of such Loss in accordance with the provisions hereof, and accompanied by copies of all relevant documents and records. The omission to give such notice or provide such certificate by Purchasing Parties shall not relieve Selling Parties of their obligation under this Section 9.2 except to the extent such omission results in a failure of actual notice to the Selling Parties and Selling Parties are damaged solely by such failure to give notice. No Loss shall be considered to have occurred with respect to any payment made by any Purchasing Parties in settlement, satisfaction, or compromise of any claim unless the Selling Parties shall have approved thereof in advance and in writing.

9.3 Reimbursement. Purchasing Parties shall have the right to receive prompt reimbursement from FFM of an amount equal to the amount of all Losses incurred by Purchasing Parties. Purchasing Parties shall deliver to Selling Parties a written notice explaining the nature and amount of each such set-off or required reimbursement as promptly as is reasonably practicable after Purchasing Parties shall have determined to require such reimbursement. Purchasing Parties may require such reimbursements in any order they choose.

9.4 Escrow Agreement. The Shareholders shall collectively place fifty thousand (50,000) of the Shares in escrow, pursuant to the Escrow Agreement attached hereto as Exhibit B, to secure the payment of any Losses incurred pursuant to this Section 9 of the Agreement.

10. NON-COMPETITION.

10.1 Non-Competition. Each Shareholder severally agrees and covenants that each Shareholder shall not, without the prior written consent of the Purchaser, directly or indirectly, anywhere within the territory in which the Purchaser or FFM conducts its real estate mortgage and lending business (the "Restricted Territory") for a period from the date hereof until three (3) years following the date hereof: (1) form, acquire, finance, assist, support, or become associated as an employee, agent, partner, shareholder, coventurer or otherwise, directly or indirectly, with, or engage in, a business which is similar to the FFM's real estate mortgage and lending business (including, but not limited to those states that it is licensed to do business) (any such business is hereinafter referred to as a "Competitive Business"); (2) for the purpose of conducting or engaging in any Competitive Business, call upon, solicit, advise or otherwise do, or attempt to do business with any suppliers, customers or accounts of FFM and Purchaser or take away or interfere or attempt to interfere with any customer, trade, business or patronage of FFM and Purchaser; or (3) interfere with or attempt to interfere with or hire any officers, employees, representatives or agents of FFM or Purchaser, or any of the Purchaser's subsidiaries or affiliates, or induce or attempt to induce any of them to leave the employ of FFM or Purchaser or any of the Purchaser's subsidiaries or affiliates, or violate the terms of their contract with any of them. Each Shareholder shall not use or disclose, after the date hereof, any proprietary information or know-how of FFM in any Competitive Business. In the event of a breach or a threatened breach by a Shaerholder or any of its affiliates of this Section 10.1, the FFM and Purchaer shall be entitled to an injunction restraining such breach without posting bond, but nothing herein shall be construed to prohibit FFM and Purchaser from pursuing any remedy available to FFM and Purchaser for such breach or such threatened breach.

10.2. Saving Clause. The FFM, Purchaser and each Shareholder intend that the covenants of Section 10.1 shall be deemed to be a series of separate covenants, one for each county of each and every state, country, province, municipality, territory or jurisdiction located in the Restricted Territory and one for each month of the period specified above. If, in any judicial proceeding, a court shall refuse to enforce any of such covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

11. BROKERAGE FEE.

FFM, Shareholders and Purchaser each represent that no broker has been involved in this transaction and each party agrees to indemnify and hold the others harmless from payment of any brokerage fee, finder's fee, or commission claimed by any party who claims to have been involved because of association with such party.

12. AMENDMENTS; WAIVERS.

This Agreement constitutes the entire agreement of the parties related to the subject matter of this Agreement, supersedes all prior or contemporary agreements, representations, warranties, covenants, and understandings of the parties. This Agreement may not be amended, nor shall any waiver, change, modification, consent, or discharge be affected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent, or discharge is sought.

Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation, or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of such term, condition, or breach of covenant, representation, or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or of any other provision hereof; and no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.

13. ASSIGNMENT; SUCCESSORS AND ASSIGNS.

This Agreement shall not be assignable by any party without the written consent of the others. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14. SEVERABILITY.

If any provision or provisions of this Agreement shall be, or shall be found to be, invalid, inoperative, or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute, or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative, and enforceable to the maximum extent permitted in such jurisdiction or in such case.

15. COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart. Fax signatures shall have the same force and affect as original signatures.

16. SECTION AND OTHER HEADINGS.

The headings contained in this Agreement are for reference purposes only and shall not in any way effect the meaning or interpretation of this Agreement.

17. NOTICES.

All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, certified mail, return receipt requested:

(a)           TO FFM OR SHAREHOLDERS: If to FFM or Shareholders:

Freedom Financial Mortgage Corporation
421 East Cook Road, Suite 200
Fort Wayne, Indiana 46825
Fax: 260-490-5004
Email: rsinn@ffmtg.net

with a copy to:

Burt, Blee, Dixon, Sutton & Bloom
1000 Standard Federal Plaza
200 East Main Street
Fort Wayne, Indiana 46802
Attention: A. Dale Bloom, Esq.
Fax: 260-422-3750
Email: _____________

(b)          TO PURCHASER: If to Purchaser, to:

Titan Holdings, Inc.
421 East Cook Road, Suite 200
Fort Wayne, Indiana 46825
Fax: 260-490-5004
Email: bkistler@ffmtg.net

with a copy to:

Weintraub Law Group PC
10085 Carroll Canyon Road
Suite 210
San Diego, California 92131
Attention: Richard A. Weintraub
Fax: 858-566-7015
Email: Rick@weintraublawgroup.com

and/or to such other person(s) and address(es) as either party shall have specified in writing to the other.

18. GENDER.

Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

19. LAW TO GOVERN.

This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of Indiana.

20. COURTS.

Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in Allen County, Indiana as is provided by law; and the parties consent to the jurisdiction of the court or courts located in Allen County, Indiana and to service of process by registered mail, return receipt requested, or in any other manner provided by law.

21. ARBITRATION.

If the parties hereto are unable to resolve any dispute with respect to claims arising hereunder within 30 days of written notice of such dispute by one party to the others, such dispute shall be settled by compulsory and binding arbitration by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The parties agree that such arbitration shall be held in Fort Wayne Indiana.

IN WITNESS WHEREOF, FFM, Shareholders, and Purchaser have caused this Agreement to be executed as of the date first above written.

Titan Holdings, Inc.

By:	/s/
Name: Brian Kistler
Title: Chief Executive Officer

Freedom Financial Mortgage Corporation

By:	/s/
Name: Rodney Sinn
Title: President

/s/
Rodney J. Sinn

/s/
Robin W, Hunt

/s/
Derrick Brooks

/s/
Tracey A. White

/s/
A. Dale Bloom

EXHIBIT A
FFM SHARES TO SHARES

Shareholder	FFM Shares	Titan Shares
Rodney J. Sinn	41 Shares	298,038 Shares
Robin W. Hunt	29 Shares	210,808 Shares
Derrick Brooks	15 Shares	109,038 Shares
Tracey A. White	10 Shares	72,692 Shares
A. Dale Bloom	5 Shares	36,346 Shares

EXHIBIT B
ESCROW AGREEMENT

EXHIBIT C
OPINION LETTER OF COUNSEL FOR FFM AND THE SHAREHOLDERS

EXHIBIT D
SINN EMPLOYMENT AGREEMENT

EXHIBIT E
HUNT EMPLOYMENT AGREEMENT

EXHIBIT F
SINN NON-COMPETITION AGREEMENT

EXHIBIT G
HUNT NON-COMPETITION AGREEMENT

EXHIBIT H
TERMINATION AGREEMENT

EXHIBIT I
LOCK-UP AGREEMENT

EXHIBIT J
OPINION LETTER OF COUNSEL TO PURCHASER

DISCLOSURE SCHEDULE

Schedule 3.1
Jurisdictions

Florida
Georgia
Missouri
Colorado
Tennessee

Schedule 3.3
Financial Statements

Schedule 3.6
Capitalization

Schedule 3.9
Leases

Fort Wayne Real Estate Lease dated February 1, 2004
Florida lease?
Georgia lease?

Schedule 3.10
Personal Property

Schedule 3.11
Employment Arrangements

Schedule 3.12
Material Contracts and Arrangements

Schedule 3.14
Litigation and Compliance with Laws

Schedule 3.15
Tax Returns

Schedule 3.16
Trademarks, Licenses, Etc.

Schedule 3.17
Insurance Policies

Schedule 3.23
Employment Benefit Plans

Schedule 5.1
Titan Holdings Jurisdictions

Schedule 5.3
Titan Holdings Capitalization

Certain shareholders (of 150,000 shares of common stock) have anti-dilution rights. After the initial public offering, such shareholders shall maintain a 10% interest in the Purchaser. Shares will be issued to them to retain this 10% interest in the common stock of the Purchaser.

Schedule 5.4
Subsidiaries

Titan Investment Advisors, Inc.